                                                                    EXHIBIT 99.2


                     VISTA ANNOUNCES CLOSING OF ACQUISITION

         MIDLAND, Texas, Dec. 18 /PR Newswire/ - Vista Energy Resources, Inc. (AMEX: VEI) today announced the closing of its acquisition of a group of producing oil and gas properties from IP Petroleum Company, Inc. and certain of IP's working interest partners for a cash purchase price of $19.1 million.

         The properties acquired consist of the sellers' War-Wink area leases located in Ward and Winkler counties, Texas. Vista gains operatorship and working interests ranging from 65% to 85% in 65 wells producing from the Cherry Canyon member of the Delaware formation. Current oil and gas production net to the interests acquired by Vista is 650 barrels of oil and 2,150 thousand cubic feet (Mcf) of natural gas per day. Based on estimates prepared by outside engineers effective as of October 1, 1998, and using a bank case escalated price deck (starting at $15.00 per barrel and $1.80 per Mcf in 1999 and escalating at an annual rate of approximately 3% thereafter), Vista estimates that this group of properties will add an additional 5.5 million barrels of oil equivalent (BOE) of total proved reserves (32 percent natural gas and 68 percent oil) to Vista's existing 14.1 million BOE proved reserve base.

         The acquisition was financed through borrowings under Vista's new $100,000,000 credit facility with BankBoston, N.A. The new facility was entered into simultaneously with the closing of the IP acquisition, and provides for a three-year revolving credit facility which converts to a three-year term loan in December 2001. The credit facility is secured by a priority first lien on substantially all of the company's oil and gas properties, and availability is governed by a borrowing base originally set at $55.0 million. Outstanding debt immediately after the closing was $49.4 million. Interest rates under the new facility range from 125 basis points over London Interbank Offered Rate (LIBOR) to 250 basis points over LIBOR based on borrowing base utilization.

         Vista President Steve Gray said, "This group of assets when combined with our interests in the offsetting Delaware Fields, Caprito and Rhoda Walker, creates Vista's largest core area in the Permian Basin. We believe these properties may provide approximately 45 recompletion opportunities in the prolific Cherry Canyon sands present in these properties. Additionally, the properties include over 3,700 net undeveloped acres on which we intend to conduct additional developmental drilling activities."

         Vista Chairman and Chief Executive Officer Randy Hill said, "This acquisition is very attractive to Vista. Based on our current reserve estimates it represents a purchase at less than $3.50 per BOE for the total proved reserves acquired and will significantly impact Vista's reserves, production and cash flow in 1999. We are also very pleased to have entered into our new credit facility with BankBoston which was negotiated and closed in less than 30 days during a very difficult time period in our industry. The new facility allowed us to close the IP acquisition and provides Vista with additional capital to continue the growth of our company. We appreciate BankBoston's efforts in putting this facility together and we look forward to expanding our relationship with BankBoston in the future."

         Vista Energy Resources, Inc. (AMEX: VEI) is engaged in the acquisition, development, production, and exploration for oil and natural gas. Vista owns and operates oil and gas properties principally in the Permian Basin of West Texas and Southeastern New Mexico and in the onshore regions of the Texas Gulf Coast.

         This announcement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, estimates with respect to reserves, estimated production rates and growth opportunities. Although Vista believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include risks inherent in drilling and recompletion activities, the timing and extent of changes in commodity prices, the future production decline rates of newly completed wells, unforeseen engineering and mechanical or technological difficulties in drilling and recompleting wells, and other risks more fully described in Vista's filings with the Securities and Exchange Commission.


                                       2